Exhibit 16.1

May 24, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 19, 2016, of K2M Group Holdings, Inc. and are in agreement with the statements contained in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP